UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event Reported): December 26, 2014 (December 24, 2014)

CHINA SHENGDA PACKAGING GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-148232	26-1559574
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China
(Address of principal executive offices)

(86) 571-82838805
(Registrant's telephone number, including area code)

_______________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01	Regulation FD Disclosure.

On December 2, 2014, a wholly owned Chinese subsidiary of China Shengda Packaging Group Inc. (the “Company”), Zhengjiang Great Shengda Packaging Co., Ltd. ("Great Shengda"), incorporated a joint venture in Chengdu, Sichuan Province, China with Chengdu Zhongtian Chengxin Packaging Co., Ltd., a Chinese company ("Chengdu Zhongtian"). The joint venture, Chengdu Shengda Zhongtian Packaging Co., Ltd. ("Shengda Zhongtian"), submitted its Articles of Incorporation and applied business license to the local industrial and commercial bureau. Pursuant to Shengda Zhongtian's Articles of Incorporation, Shengda Zhongtian has registered capital of RMB 42,860,000 (approximately $6.89 million) (the "Registered Capital"). Great Shengda and Chengdu Zhongtian own 55% and 45% of the Registered Capital respectively.

Shengda Zhongtian's Articles of Incorporation specified the business scope as manufacturing and sale of corrugated paper cardboards and cartons and included standard provisions of a joint venture relating to the management of Shengda Zhongtian and distribution of profits and sharing of losses proportional to the parties' investments in Shengda Zhongtian. Shengda Zhongtian's Articles of Incorporation also created a Board of Directors consisting of three representatives from Great Shenga and two representatives from Chengdu Zhongtian.

On December 15, 2014, the Company's majority-owned Chinese subsidiary Jiangsu Shuangsheng Paper Technology Development Co., Ltd. ("Shuangsheng") submitted its Articles of Incorporation and applied business license to the local industrial and commercial bureau to form a company named Hangzhou Xiaoshan Xiaosheng Paper Co., Ltd. ("Xiaosheng") in Xiaoshan District, Hangzhou, Zhejiang Province, China for sale of paper products. Pursuant to Xiaosheng's Articles of Incorporation, Xiaosheng has registered capital of RMB 38 million (approximately $6.1 million).

On December 24, 2014, both Shengda Zhongtian and Xiaosheng received the business licenses dated as of the dates of their respective applications.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Shengda Packaging Group Inc.

Date: December 26, 2014

/s/ Daliang Teng
Name: Daliang Teng
Title: Chief Executive Officer